Exhibit 10.24

                               AMENDMENT TO LEASE
                               ------------------


     This Amendment to Lease is made as of June 30, 1996, between the State of New York, acting by and through the COMMISSIONER OF THE DEPARTMENT OF TRANSPORTATION having an office at 1220 Washington Avenue, Building 5, Room 506, State Campus, Albany, New York 12232 ("Lessor") and CHELSEA PIERS L.P., a New York limited partnership having an office at Pier 62, Room 204, West 23rd Street and Hudson River, New York, New York 10011 ("Lessee").

                              W I T N E S S E T H :
                               -------------------

     WHEREAS, Lessor and Lessee have executed and delivered that certain Agreement dated June 24, 1994 (the "Lease") with respect to the lease of the premises known as Piers 59, 60, 61 and 62, located in the Borough of Manhattan, County of New York, City and State of New York, as more particularly described in the Lease;

     WHEREAS, Lessor and Lessee desire to amend and restate the Lease as more particularly set forth herein and the parties desire otherwise to confirm their respective obligations under the Lease;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

     1. CERTAIN DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Lease.

     2. LEASE PERIOD. Article 1 of the Lease is amended and restated to include the following new defined term: "'Lease Period' shall mean each of the first four ten year periods of the Term and the final eight year, eleven month period of the Term (assuming in the case of each such period that each prior renewal contemplated by Section 2.2(a) has become effective)."

     3. TERM. The second sentence of Section 2.1(a) of the Lease is amended and restated to read as follows: "TO HAVE AND TO HOLD unto Lessee, its successors and assigns, for a term of years (the "Term") commencing on the Commencement Date and expiring on the tenth anniversary of the Commencement Date, unless the term of this Agreement shall be renewed as provided in Section 2.2, in which case the Term shall refer to the term expiring on the twentieth, thirtieth, fortieth, or forty-eighth-and-eleventh-months anniversary of the Commencement Date, as the case may be, or, in any case, on such other date upon which this Agreement expires or is terminated as hereinafter provided (the "Expiration



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



Date"). This Agreement supersedes and replaces the Prior Lease, which Prior Lease shall be of no further force or effect (provided, however, that any obligation to pay rental under the Prior Lease which remains unpaid at execution of this Agreement shall survive the termination of the Prior Lease)."

     4. RENEWALS.

     Section 2.2 of the Lease is amended and restated to read as follows:

     "SECTION 2.2. (a) During the first month of each of the 10th, 20th, 30th and 40th years of this Agreement the Lessor will evaluate the tenancy of Lessee based on the following criteria to determine if this Agreement may be extended for an additional ten years (in the case of each of the first three renewals) or for an additional eight years, eleven months (in the case of the fourth such renewal):

               o timeliness of the Base Rent and all material Rental payments

               o responsiveness of the Lessee to repair the Premises when put on notice by Lessor or its successor

               o    responsiveness  of the  Lessee to repair
                    the Premises after notices of violations
                    from  City  fire,   police  or  building
                    departments

               o the nature and extent of improvements made by the Lessee during the Term

               o    timely   performance   of  all  material
                    conditions, agreements, covenants, terms and provisions in this Agreement

               o impact on the community with advice solicited from the community in the evaluation

A copy of the Lessor's evaluation shall be provided by the Lessor to the Lessee at least seven months before the Term would expire if the next applicable renewal did not become effective. The Lessee shall have 30 days to comment in writing on the evaluation. After consideration of the Lessor's evaluation, the Lessee's comments and the public interest, the Lessor or its agency shall give notice to the Lessee of the Lessor's decision based on substantial compliance with the above criteria and, if the Lessee has substantially complied with the above criteria, shall offer to the Lessee a renewal of this Agreement for an



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

additional ten (10) years (in the case of each of the first three renewals) or for an additional eight years, eleven months (in the case of the fourth such renewal). Such notice, which may or may not allow for renewal, shall be given at least four months before the Term would expire if the next applicable renewal did not become effective. In the event Lessee receives no notice from Lessor as set forth herein, it shall notify Lessor in writing and request a determination. Should Lessor not respond within thirty (30) days of its receipt of such notice from Lessee, the extension shall be deemed to have been offered by Lessor. If Lessor shall offer renewal, Lessee shall have the option to renew this Agreement for an additional ten (10) years (in the case of each of the first three renewals) or an additional eight years, eleven months (in the case of the fourth such renewal) and the Term of this Agreement shall be extended on all of the same terms and conditions set forth in this Agreement. The Lessee shall indicate its acceptance of the renewal of this Agreement by notice given at least 60 days prior to the Expiration Date.

          (b) In the event this Agreement is not renewed as provided above, for a second ten year period (covering the eleventh through twentieth years of the Term) for any reason other than by reason of a termination after an Event of Default, the Lessor, no later than the last day of the Term, shall pay to the Lessee the depreciated value of the Lessee Improvements approved by the Lessor and undertaken by the Lessee during the Term, (together with all construction expenditures incurred by or on behalf of Lessee prior to the Term) calculated by using the actual construction costs of such Lessee Improvements (together with such prior construction expenditures) less depreciation determined on a straight line or, at Lessor's option (if permitted by Federal tax law) an accelerated depreciation basis, in each case utilizing useful life periods prescribed for leasehold improvements, at the time such property was placed into service, pursuant to IRC Section 168(i)(8) (or successor thereto in effect during the term of the Agreement). In such event, this Agreement at Lessee's option shall continue on the terms and conditions set forth herein until such payment has been received by the Lessee, but such payment by Lessor shall be proportionately reduced, based on the rent that would have been due, by the length of such continuation and the reduced depreciation. Lessor shall have no obligation under this Section 2.2(b) if the Term is extended to twenty years pursuant to the first renewal described in Section 2.2(a)

          (c) Although neither Lessee nor Lessor shall have any obligation to offer or enter into any further renewal of this Agreement beyond the forty-eighth anniversary of the Commencement Date, it is the intention of Lessee and Lessor, provided this Agreement is renewed pursuant to each of the four renewals described in Section 2.2(a) and continues without prior termination, to negotiate in good faith during the forty-eighth year of the Term a possible further renewal of this Agreement. All terms of such a renewal, including the renewal rent, PILOT, the length of the renewal and any additional use of development rights or obligations, shall be subject to good faith negotiations.

          (d) Beginning at the commencement of the second renewal term pursuant to Section 2.2 (covering the twenty-first through thirtieth years of the Term), Lessee shall comply with the PILOT obligations described on Appendix A."

     5. RENT. Article 3 of the Lease is amended and restated to provide as follows:

     "Section 3.1. (a) (i) Subject to adjustment as provided below, for the period beginning on the Commencement Date and continuing thereafter throughout the Term of this Agreement (including any renewal thereof), Lessee shall pay to Lessor, without notice or demand, base rent ("Base Rent") as provided in this
Section 3.1(a).

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

               (ii) During each of the first and the second ten year periods of the Term and beginning on the Commencement Date, Base Rent shall equal the annual sum of Two Million Four Hundred Twenty Thousand One Hundred Six and 70/100 Dollars ($2,420,106.70), subject to adjustment every two (2) years from its commencement based upon the Consumer Price Index (CPI), provided that during the following periods such amount shall be payable as follows: (A) for the period July 1, 1996, through June 30, 1998, 25% of the amount that would otherwise be payable as Base Rent shall be payable during such period and 75% of the amount that would otherwise be payable as Base Rent shall be payable as provided in Section 3.1(a)(iii) and (B) for the period July 1, 1998 through June 30, 1999, 50% of the amount that would otherwise be payable as Base Rent shall be payable during such period and 50% of the amount that would otherwise be payable as Base Rent shall be payable as provided in Section 3.1(a)(iii). All increases will be compounded in their computation so that the Base Rent for each Lease Year when an adjustment is made will be determined by calculating the cumulative percentage increase in the CPI from the first (base) Lease Year through the applicable subsequent Lease Year, multiplying such compounded, cumulative percentage increase by the original Base Rent (to wit, $2,420,106.70) and adding the resulting increase to the original Base Rent.

               (iii) Seventy-five percent of the amount that would have otherwise been payable as Base Rent for the period July 1, 1996 through June 30, 1998 and 50% of the amount that would have otherwise been payable as Base Rent for the period July 1, 1998 through June 30, 1999 shall be payable in a single lump sum on July 1, 2001 (the "Base Rent 2001 Amount"), provided that (i) Lessee may elect instead to pay, in equal monthly installments over the ten-year period beginning July 1, 2001, the Base Rent 2001 Amount together with an installment election fee of 5% per annum on the unpaid Base Rent 2001 Amount outstanding from time to time, and (ii) in such event, any unpaid Base Rent 2001 Amount may be prepaid at any time in whole or in part without penalty or premium at Lessee's option. Lessor agrees that the Lessee's obligations in respect of the Base Rent 2001 Amount shall be absolutely subject, and subordinate in right of payment, to the obligations of the Lessee in respect of its debt for borrowed money that is secured by a first mortgage on Lessee's interest in the Premises, and Lessor agrees to execute such customary subordination agreements to such effect as the Lessee's lenders may reasonably require from time to time.

               (iv) During the period of the Term beginning with the twenty-first year following the Commencement Date, Base Rent for each year shall equal the greater of (i) Base Rent for the twentieth year of the Term adjusted every two (2) years from its commencement based upon the Consumer Price Index
(CPI) (provided that no CPI adjustment shall exceed 3.5% per annum), and (ii) Base Rent for the twentieth year of the Term plus an amount calculated for any given such year as (x) 3% of that portion of the Lessee's gross revenues from the Premises for such year that exceed $60 million but are less than $90 million, plus (y) 3.5% of that portion of the Lessee's gross revenues from the Premises for such year that exceed $90 million but are less than $100 million, plus (z) 4% of that portion of the Lessee's gross revenues from the Premises for such year that exceed $100 million. During each such year, Base Rent shall be calculated as if clause (i) applied, and within 120 days after the end of each



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

year an adjustment amount shall be paid if clause (ii) is applicable. All increases described in clause (i) will be compounded in their computation so that the Base Rent for each Lease Year when an adjustment is made will be determined by calculating the cumulative percentage increase in the CPI (subject to the applicable 3.5% cap) from the twentieth (base) Lease Year through the applicable subsequent Lease Year, multiplying such compounded, cumulative percentage increase by the Base Rent in the twentieth Lease Year and adding the resulting increase to the Base Rent in the twentieth Lease Year. Lessee shall deliver to Lessor prior to October 31 of each year a certificate from Lessee's certified public accountant which shall certify the level of gross revenues from the Premises for the previous year of the Term. Lessor shall have the right at its expense and on reasonable notice during regular business hours to conduct customary verification procedures to verify the amount of Lessee's gross revenues from the Premises for the period reported on any such certificate. In addition, so long as Lessee is regularly filing periodic reports with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, Lessee shall provide Lessor with copies of each such periodic report promptly upon the filing of same with the SEC.

               (v) The obligations of Lessee to pay Base Rent as required under this Agreement shall be guaranteed by Silver Screen Management, Inc., and Silver Screen Management Services, Inc. (the "Guarantors"), in accordance with Article 38 of this Agreement.

               (vi) Notwithstanding the foregoing, until the New York City Department of Sanitation or other existing governmental entities ("DOS") completely vacate and surrender possession of the entire Premises, the Base Rent hereunder shall be reduced to the annual sum of $2,007,046.77 (which sum shall be subject to adjustment based upon the CPI increases pursuant to Section 3.1) from the Commencement Date until such date that DOS has vacated and surrendered possession of the entire Premises to Lessee. At the time DOS has so vacated and surrendered possession of the Premises to Lessee the Base Rent shall revert to the sum set forth in (i) above and all adjustments shall be based on that sum and any subsequent compounded, cumulative percentage increase shall be calculated as if DOS had never occupied any space at the Premises. Furthermore, until any portion of the Premises occupied by DOS is thus vacated and vacant possession of such portion is delivered, Lessee's obligations under this Agreement (including, without limitation, insurance, indemnification and maintenance and repair obligations) shall be deemed inapplicable to those portions of the Premises occupied by DOS.

          (b) The Base Rent that is payable for any year shall be payable in equal monthly installments in advance commencing on the Commencement Date and on the first Business Day of each month thereafter during the Term, provided that Lessee shall be entitled to the following credits: (1) to the extent not already taken as a credit against the rent due under the Prior Lease, a credit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (representing a sum previously paid by Lessee during the process of bidding on this Agreement), to be applied towards the Base Rent for the first month of the Term; (2) commencing on the earlier of October 1, 1995, or such time as Lessor transfers ownership or an interest in the Premises to a successor entity, a credit in the amount of



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

rents paid under the Prior Lease, but in no event more than $600,000; and (3) a credit as provided in Section 10.7. The Base Rent shall be paid by wire transfer, certified check, bank cashier's check or money order payable to the order of the Department of Transportation, or such other Person as shall be designated by the Lessor, and drawn on an account at a bank that is a member of the New York Clearing House Association (or any successor body of similar function) or a bank which has an office in New York City and which is a member of any other check clearing association or system in use by money center banks in New York City and payable in currency which at the time of payment is legal tender for public or private debts in the United States of America. If paid by wire transfer, payment shall be transferred to an account designated by Lessor by notice to Lessee and if paid by check, shall be mailed or delivered to the office of the Department of Transportation, Revenue Unit, Building 5, Room 422, State Campus, Albany, NY 12232, Attn: Ms. Elizabeth Booth or at such other place as Lessor shall direct by notice to Lessee. The Base Rent due for any period of less than a full Lease Year, and any installment of the Base Rent due for any period of less than a full month, shall be appropriately apportioned. For any installment of the Base Rent that is not received by Lessor on its due date, Lessee shall pay interest at the Involuntary Rate on the overdue amount until the date of the payment.

          (c) Prior to the tenth anniversary of the Commencement Date, Lessee shall expend or cause to be expended not less than $50 million in connection with the erection, construction and renovation of Lessee Improvements (including all expenditures incurred prior to the Term). The actual amount expended for such purposes during any Lease Period shall constitute additional rent to Lessor, in addition to and not in lieu of all Rental or other amounts due under this Agreement, to be deemed to be allocated pro rata over the unexpired period of the Term that constitutes such Lease Period. All such expenditures made by Lessee for Lessee Improvements and Equipment shall be made directly by Lessee to the contractors and vendors involved, and contracts will be let in the name of Lessee and will be supervised by Lessee. Lessor, or the State Comptroller, shall have the right to audit such expenditures for a period of six years following completion of construction.

     SECTION 3.2. All amounts required to be paid by Lessee to Lessor pursuant to this Agreement, including, without limitation, Base Rent, the Base Rent 2001 Amount, any Impositions payable to Lessor and any other payments required to be made by Lessee to Lessor (collectively, "Rental") shall constitute rent under this Agreement and shall be payable in the same manner as Base Rent, provided that the expenditures provided for in Section 3.1(c) shall not be subject to the requirements of Section 3.1(b) and provided further that (i) Impositions shall be payable to and in the form required by the entity imposing such Imposition and (ii) the Base Rent 2001 Amount shall be payable in accordance with Section 3.1(a)(iii). Except as expressly set forth herein, Rental shall be absolutely net to Lessor without any abatement, deduction, counterclaim, set-off or offset whatsoever and Lessee shall pay all costs, expenses and charges of every kind and nature relating to the Premises except as expressly set forth to the contrary in this Agreement, provided that the foregoing shall not require Lessee to pay any costs or expenses of Lessor relating to Lessor's consents of approvals, unless specifically provided for in this Agreement."

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

     6. CASUALTY.

          (a) Section 6.1(e) of the Lease is amended and restated to provide as follows:

     "Notwithstanding the provisions of Section 6.1(a), if all or any material part of the Improvements is substantially destroyed or damaged in whole or in part by fire or other casualty during the period between the eighth anniversary of the Commencement Date and the tenth anniversary of the Commencement Date (or, if this Agreement is extended pursuant to Section 2.2, during any of the periods between the eighteenth anniversary of the Commencement Date and the twentieth anniversary of the Commencement Date, or the twenty-eighth anniversary of the Commencement Date and the thirtieth anniversary of the Commencement Date, or the thirty-eighth anniversary of the Commencement Date and the fortieth anniversary of the Commencement Date, or the forty-sixth anniversary of the Commencement Date and the forty-eighth-and-eleventh-month anniversary of the Commencement Date, as the case may be), Lessee shall have the option by notice given to Lessor within 60 days after such occurrence to terminate this entire Lease at the end of the calendar month following that in which such notice is given, in which event all proceeds of insurance collected as a result of such occurrence, other than any insurance on Lessee's personal property and Trade Fixtures (which shall be disbursed to Lessee), shall be disbursed as provided in Section 6.9, except Business Interruption Insurance which shall be disbursed pursuant to
Section 5.2(a)."

          (b) Section 6.9(a)(ii)(D) of the Lease is amended and restated to provide as follows:

          "(D) any remainder shall be disbursed to Lessor and Lessee as follows: if the casualty occurs during the first year of the initial term (or of the first, second or third renewal terms referred to in Section 2.2) Lessee shall receive 100% of such remainder and Lessor 0%, if the casualty occurs during the second year of the initial term (or of the first, second or third renewal terms) Lessee shall receive 90% and Lessor 10%, if the casualty occurred during the third year of the term (or of the first, second or third renewal terms) Lessee shall receive 80% and Lessor 20%, and so on with Lessee's share decreasing, and Lessor's share increasing, in 10% increments each year through the tenth year of the initial term (or of the first, second or third renewal terms), such that if the casualty occurred in that year Lessee shall receive 10% and Lessor 90%, and if the casualty occurs during any year after the expiration of the third renewal term, Lessee's share will commence at 100% and will decrease, and Lessor's share will commence at 0% and will increase, in 11.22% increments each year during the final eight year and eleven month period comprising the fourth renewal term."

          (c) Section 6.9(b)(ii)(D) of the Lease is amended and restated to provide as follows:

          "(D) any remainder shall be disbursed to Lessor and Lessee as follows: if the casualty occurs during the first year of the initial term (or of the first, second or third renewal terms referred to in Section 2.2) Lessee shall receive 100% of such remainder and Lessor 0%, if the casualty occurs during the second year of the initial term (or of the



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

          first, second or third renewal terms) Lessee shall receive 90% and Lessor 10%, if the casualty occurred during the third year of the term (or of the initial renewal term) Lessee shall receive 80% and Lessor 20%, and so on with Lessee's share decreasing, and Lessor's share increasing, in 10% increments each year through the tenth year of the initial terms (or of the first, second or third renewal terms), such that if the casualty occurred in that year Lessee shall receive 10% and Lessor 90%, and if the casualty occurs during any year after the expiration of the third renewal term, Lessee's share will commence at 100% and will decrease, and Lessor's share will commence at 0% and will increase, in 11.22% increments each year during the final eight year and eleven month period comprising the fourth renewal term."

     7. CONDEMNATION.

          (a) Clause (iii) of Section 7.1(c) of the Lease is amended and restated to provide as follows: "(iii) there shall next be paid pro rata to Lessee and Lessor so much of the award as shall equal the appraised value of the Improvements at the time of taking with the ratio of Lessee's payment to Lessor's payment being based on the ratio of (x) the amount that the Lessee would have received pursuant to Section 2.2(b) hereof had the date of taking or condemnation been the last day of the Term, as provided in such Section (to wit, the end of either the 10th year, 20th year, 30th year, 40th year or 48th year and eleventh month), to (y) the excess of the amount of the appraised value of the Improvements at the time of taking over the amount described in the preceding clause (x), but in no event shall the sums paid to any Institutional Mortgagee and Lessee pursuant to the preceding clause (ii) and this clause (iii) be less than the amount provided under ss.ss.2.2(b); and (iv) subject to the rights of any Institutional Mortgagees, the balance, if any, of the award will be distributed pro rata between Lessee and Lessor in this same ratio as that set forth in the preceding clause (iii). If there is any dispute as to the allocation of the award, such dispute shall be resolved by Dispute Resolution in accordance with the provisions of Article 32."

          (b) Section 7.5(c) of the Lease is amended and restated to provide as follows:

               "(c) if the taking is for a period extending beyond the Term, the balance of such award or payment remaining after application as provided in Section 7.5(a) shall be apportioned between Lessor and Lessee as of the Expiration Date (calculated using the assumption that this lease will be extended for thirty-eight years and eleven months as contemplated by Section 2.2), and Lessee's share thereof, (i) if paid less frequently than in monthly installments, shall be paid to Depository and applied to the payment of rental and (ii) if paid monthly or more frequently, shall be paid to Lessee."

     8. APPENDIX A.

     Appendix A attached to this Amendment to Lease is added to the Lease as Appendix A thereto.

     9. EFFECTIVENESS OF LEASE.

     Except as modified and restated by this Amendment to Lease, the Lease shall be binding upon Lessor and Lessee in accordance with the terms and



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

conditions set forth therein and the parties hereby confirm their respective obligations to act in accordance with such Lease.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment to Lease as of the date first hereinabove stated.

                                            LESSOR

Approved as to form                          THE STATE OF NEW YORK, acting by
New York State Attorney General              and through the COMMISSIONER OF THE
August 30, 1996                              DEPARTMENT OF TRANSPORTATION


/s/Peter Favretto,
   Associate Attorney
-------------------------                    By:  /s/Joseph H. Boardman
Attorney General                                  --------------------------


Approved:    October 22, 1996                Agency Certification (Contract No.
                                                  XD1D807)

/s/Douglas E. Boettner
-------------------------------              By:  Signature Illegible
For the State Comptroller Under                   --------------------------
State Finance Law Section 112                     Department of Transportation
                                                  August 13, 1996


                                              LESSEE

                                              CHELSEA PIERS L.P.
                                              By:  CHELSEA PIERS MANAGEMENT INC.
                                                   General Partner


                                              By:/s/Roland Betts
                                                 ----------------------------


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




                                   APPENDIX A


     Provided this Agreement is renewed at the end of the twentieth year of the Term, Lessee shall have the obligation to pay PILOT payments as described in this Appendix A.

     1. As used in this Appendix A, the following terms shall have the indicated meanings:

     "Applicable Payments in Lieu of Taxes" or "Applicable PILOT" for any year of the Term means the real property taxes which the City would levy on the Premises for such year of the Term if the Premises were not owned by a tax-exempt entity, subject to any exemptions or abatements for which the Premises would be eligible during such year if the Premises were not owned by such a tax-exempt entity provided that owner has met all requirements for such exemptions or abatements other than the requirement that the property be owned by an entity that is not a tax-exempt entity.

     "City Cost of Funds" means the actual rate of interest that the City would incur on new 10-year tax-exempt borrowings at (i) in the case of paragraph 2(ii), the commencement of the twenty-first year of the Term, or (ii) in the case of paragraph 5(i), the commencement of the twenty-seventh year of the Term.

     "General Partner" means Chelsea Piers Management Inc., the general partner of Lessee.

     "Lessee Asset Sale" means the sale, in a single transaction or in a series of related transactions, of substantially all of the assets of Lessee or the assignment of a significant portion of Lessee's interest in the Premises other than to Lessor.

     "Lessee Available Cash" means, for any fiscal year of Lessee, the net income of Lessee before depreciation and taxes for such fiscal year but excluding (a) amounts dedicated to reserves by the General Partner that are in excess of reasonable project reserves consistent with past practice and (b) any cash disbursement to partners, investors or shareholders of Lessee in excess of
(i) reimbursement of actual out-of-pocket expenses to unaffiliated third parties and (ii) reasonable and customary compensation payable to the General Partner.

     "Lessee Refinancing" means a borrowing transaction in which the Lessee refinances any indebtedness that is secured by a mortgage on the Lessee's interest in the Premises.

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     "PILOT Phase-In Period" means the twenty-first  through  twenty-sixth years of the Term.

     "Premium Calculation Date" means the first to occur of (i) the date of the repayment in full of the Phase-In Shortfall (as such term is defined in paragraph 3 below) and (ii) the date of a Lessee Asset Sale or Lessee Refinancing, as applicable.

     "Premium Period" means the period beginning at the commencement of the twenty-seventh year of the Term and ending on the last day of the Term.

     2.(i) During any period of the Term after the PILOT Phase-In Period, Lessee shall pay PILOT payments equal to the Applicable PILOT at the times when real property taxes are customarily paid to the City. During the period of the Term constituting the PILOT Phase-In Period, Lessee shall make the following payments in respect of PILOT on the corresponding terms:

               Year of Term     Percentage of Applicable PILOT
               ------------     ------------------------------
                    21st                 16.66%
                    22d                  33.33%
                    23d                  50.00%
                    24th                 66.66%
                    25th                 83.33%
                    26th                100.00%

In addition to the payments provided for above, during each year of the PILOT Phase-In Period Lessee shall also pay in respect of PILOT an amount equal to 50% of the amount that would otherwise constitute Lessee Available Cash as of the end of any fiscal year of Lessee up to a maximum aggregate amount for all payments in such year of the full Applicable PILOT for such year.

          (ii)(A) If during the PILOT Phase-In Period the Lessee completes a Lessee Refinancing pursuant to which Lessee realizes a net amount (after transaction costs) that is in excess of the remaining principal balance that is being refinanced, then Lessee shall apply the portion of the net proceeds of such Lessee Refinancing (after transaction costs) that exceeds the amount of the principal balance that is being refinanced first to (x) the payment of the difference (an "Annual Phase-In-Difference") between the aggregate amount of PILOT paid for the year of refinancing and for any prior year during the PILOT Phase-In Period and the aggregate full Applicable PILOT for such years, and (y) interest (the "Phase-In-Interest") on the amount of each Annual Phase-In
Difference from the respective dates on which each such Annual Phase-In Difference arose to the date of payment at a rate 200 basis points in excess of the City Cost of Funds.

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          (B) If during the PILOT  Phase-In  Period  Lessee  completes  a Lessee
Asset Sale and if Lessee realizes a net amount (after transaction costs) that is in excess of Lessee's first mortgage debt, Lessee shall pay, from such net amount, any unpaid Annual Phase-In Difference and Phase-In Interest, as applicable.

          (C) If any Lessee Refinancing or Lessee Asset Sale is completed after the PILOT Phase-In Period and during the Premium Period, Lessee shall have no liability under this subparagraph 2(ii) and Lessee's obligations shall instead be governed by the provisions of paragraph 5 below.

     3. At the end of the 26th year of the Term, Lessee shall calculate the difference (the "Phase-In Shortfall") between the aggregate amount of PILOT paid by Lessee pursuant to this Appendix A during the PILOT Phase-In Period (including amounts paid pursuant to paragraph 2(ii) in respect of the Annual Phase-In Difference) and the full Applicable PILOT for the full PILOT Phase-In Period.

     4. Lessee shall pay, in equal monthly installments over the ten-year period beginning with the twenty-seventh year of the Term and ending with the thirty-sixth year of the Term (the "Shortfall Payback Period"), the Phase-In Shortfall together with interest on the unpaid Phase-In Shortfall outstanding from time to time commencing at the beginning of the Shortfall Payback Period (i.e., the twenty-seventh year of the Term) at a rate equal to the City Cost of Funds. Lessee may at its option prepay the Phase-In Shortfall at any time in whole or in part without penalty or premium (other than the Liquidation Premium described in paragraph 5 below).

     5. (i) If at any time during the Premium Period, Lessee completes a Lessee Refinancing pursuant to which Lessee realizes a net amount (after transaction costs) that is in excess of the remaining principal balance that is being refinanced, then Lessee shall apply the portion of the net proceeds of such Lessee Refinancing (after transaction costs) that exceeds the amount of the principal balance that is being refinanced first to (i) the repayment of any unpaid portion of the Phase-In Shortfall and (ii) in addition, to the payment of a liquidation premium (the "Liquidation Premium") equal to the difference between (x) the amount of interest that would have accrued on each component of the unpaid Phase-In Shortfall had interest been calculated on such amount at a rate 200 basis points in excess of the City Cost of Funds from the date on which such component of the Phase-In Shortfall arose up to the Premium Calculation Date, and (y) any amount of interest actually paid under paragraph 2(ii) as Phase-In Interest plus the amount of interest actually paid under paragraph 4 on the Phase-In Shortfall from the beginning of the Shortfall Payback Period up to the Premium Calculation Date.

          (ii) If, at any time during the Premium Period, Lessee completes a Lessee Asset Sale and if Lessee realizes a net amount (after transaction costs)



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that is in excess of Lessee's first  mortgage debt,  Lessee shall pay, from such net amount, any unpaid portion of the Phase-In Shortfall and the Liquidation Premium, as applicable.

          (iii) In no event will Lessee be obligated to pay under this paragraph 5 an aggregate amount in excess of the unpaid Phase-In Shortfall and the Liquidation Premium associated therewith.

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